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                                                                    EXHIBIT 10.5


                                                               November 22, 2004


                    SEPARATION AGREEMENT AND GENERAL RELEASE


                  This Separation Agreement and General Release ("Agreement") is made as of the 24th day of November 2004, between ENZON PHARMACEUTICALS, INC., a Delaware corporation, with offices in Bridgewater, New Jersey ("Enzon"), and ULRICH M. GRAU, PH.D. ("Executive"), a resident of New York.

                                   BACKGROUND

                  A. Executive is an Enzon employee who is voluntarily resigning from his employment with Enzon; and

                  B. Enzon desires to recognize Executive's material contributions during his employment; and

                  C. Executive and Enzon desire to resolve any potential claims or disputes arising from Executive's employment with Enzon or his voluntary resignation from employment;

                                      TERMS

                  In consideration of the mutual covenants and undertakings contained herein, Executive and Enzon agree as follows:

                  1. Executive hereby resigns from his employment with Enzon, effective March 31, 2005 (the "Separation Date"). Enzon agrees to pay Executive's regular salary and benefits through the Separation Date, all Compensated Time Off accrued but not taken (in accordance with Enzon's compensated time off policy) as of the Separation Date, and any outstanding expense reimbursement consistent with Enzon policy. Notwithstanding the above Separation Date, effective as of January 15, 2005, Executive shall be on paid leave with his sole obligation to provide reasonable assistance in the transition by communicating at reasonable and mutually convenient times and frequencies with persons designated by Enzon for this purposed with respect to the transfer of duties and information. These obligations can be performed off-site and not require the personal attendance of Executive except in unusual circumstances requiring Executive's personal assistance which shall be given on reasonable notice at mutually convenience times.

                  2. (a) In addition, subject to Section 2(b) hereof, Executive shall receive cash payments as follows: (i) nine months of his Base Salary as of the Separation Date; plus (ii) a bonus payment equal to Executive's annual bonus target for fiscal year 2005 (50% of base salary) payable in August 2005 in accordance with Enzon's current annual incentive payout process and as adjusted for actual performance (based on performance goals already submitted to the Board), provided that Executive shall receive no less than 90% of Executive's target bonus for fiscal year 2005; plus (iii) a recognition bonus of $150,000 (One Hundred Fifty Thousand Dollars) if Marqibo is fully approved in January 2005 by the FDA (subject only to post-approval commitments), which, if earned, shall be payable on March 31, 2005. If Marqibo is not fully approved in January 2005, but the Food and Drug Administration issues an "approvable" letter that does not require the conduct of any clinical studies prior to the launch of Marqibo and Enzon does launch Marqibo by June 30, 2005, then the recognition bonus described in the preceding sentence shall be deemed earned and shall be payable within 30 days after the launch of Marqibo. For purposes of this Agreement, the term "launch" shall be deemed to mean the time at which Marqibo can be legally marketed by Enzon regardless of when any actual sales or marketing commences.

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                  (b) All payments made to Executive under these Sections1 and 2 that are based upon Executive's salary (not including bonus) shall be made without deduction or offset (except for customary income tax withholding and the like in accordance with Enzon's normal payroll practices consistent with the manner in which such practices have been applied to Executive in the past) and at times and in a manner which is in accordance with Enzon's standard payroll practices for senior management; provided that such payments will cease on December 31, 2005; provided however that if the salary and bonus payments under this Agreement are not paid timely in accordance with this Agreement and then within ten days of demand therefor, then Executive shall be have the right to accelerate payment of the moneys due hereunder, including salary and unpaid bonus, shall be reimbursed the cost and expense of collection of such moneys, including reasonable attorneys fees and court costs.

                  (c) The Company shall pay reimburse Executive upon execution of this Agreement Executive's reasonable legal fees and expenses incurred in connection with the preparation and review of this Agreement up to a maximum of $20,000 (Twenty Thousand Dollars). Enzon acknowledges that the flat fee agreement of $ 20,000 paid to Rabner, Allcorn, Baumgart & Ben-Asher, P.C. in connection with the negotiation of, and advice respecting, this agreement is reasonable.

                  3. Executive's health coverage under Enzon's health care plans will end effective as of the end of the month in which the Separation Date occurs. Executive will then be eligible for COBRA continuation of medical and dental coverage for a period of eighteen months. If Executive elects to obtain COBRA coverage, Enzon will reimburse Executive for the total applicable premium cost for a period the earlier of: (a) the date that is nine months from the Separation Date, or (b) the date upon which Executive becomes eligible for comparable benefit coverage through another employer. If Executive obtains comparable benefit coverage at any time during this nine-month period, he will immediately provide written notice to that effect to Enzon at the address set forth in Paragraph 14 below.

                  4. Executive's eligibility for any other Enzon benefits of any kind will end effective as of the Separation Date. Those portions of the stock options to purchase Enzon common stock granted to Executive that will have vested as of the Separation Date in accordance with the original and non-accelerated vesting schedules set forth in the relevant Enzon stock option plans and the relevant grant agreements, will remain outstanding and exercisable after the Separation Date in accordance with their terms. None of the shares of restricted stock or restricted stock units granted to Executive will have vested as of the Separation Date, and they will be forfeited as of the Separation Date.

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                  5. As of the Separation Date, the Amended and Restated
Employment Agreement dated December 5, 2003 between Executive and Enzon (the "Employment Agreement") shall be amended by deleting Sections 5(a) and 5(e) in their entirety. As of the Separation Date, the Executive shall be subject to, and shall abide by and adhere to the following restrictive covenants (in addition to any obligations to which the Executive is otherwise subject after the Separation Date under the Employment Agreement):

                  (a)      Noncompetition.

                           (i) The "Noncompete Period" shall be (A) with respect
                  to any activity covered by clause (x) below, the two (2) year period commencing on the Separation Date and (B) with respect to any activity covered by clauses (y) or (z) below, the one
                  (1) year period commencing on the Separation Date.

                           (ii) Attached as Schedule A hereto is a complete
                  listing of technologies and compounds being utilized, pursued or developed by Enzon and the classes into which such technologies or compounds fall or the indications for which they are being utilized, pursued or developed (hereinafter "Technology Listing"). During the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity (collectively, "entity") developing, manufacturing, marketing or selling protein-based biopharmaceuticals or other pharmaceuticals (collectively, "products") (x) where a significant business of the entity is to develop, manufacture, market, or sell (for its own account or for others) products that are modified using PEGylation technology for the classes and indications as referred to in Item 1 on the Technology Listing; or (y) where a significant business of the entity is to develop, manufacture, market or sell (for its own account or for others) single chain antibodies for the classes and indications, as referred to in Item 2 on the Technology Listing, or (z) where a significant business of the entity relates to a project involving a compound or technology that is within any class listed in items 3-20 of the Technology Listing and that is being utilized, pursued or developed for any indication listed in items 3-20 of the Technology Listing; notwithstanding anything set forth above, for the compounds set forth as Items 9,18, 19 and 20, subsection (z) shall be applicable only if Enzon licenses the respective compound (s) within six months of the Effective Date. Enzon agrees to advice Executive in writing as to which, if any, of such compounds have been the subject of a written license agreement within those period within ten days of the end of such six months period, and, in absence of such notice Executive can assume that no such licensing has occurred.

                  For purposes of this Agreement the term "significant business" of the entity shall mean an activity with respect to which at least 20% of the entity's gross revenues are attributable or at least 20% of the entity's research and development budget is allocated or 20% of its research and development resources are allocable.

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                  (b) Nonsolicitation of Employees. During the Noncompete Period
                  (specified in Section 5(a)(i)(B) hereof), Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, employ or solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company; provided that the restriction contained in this Section 5(b) shall not apply with respect to Mr. A. Clarke Atwell and Dr. Eddy Anglade.

                  6. Executive agrees that no additional compensation or benefits of any kind shall be paid to him, and the compensation and benefits provided to him under this Agreement shall be in full payment and satisfaction of any and all financial obligations due to him from Enzon. Executive further acknowledges that in consideration for his execution of this Agreement, he is receiving significant consideration under this Agreement in addition to that to which he was previously entitled.

                  7. (a) It is understood and agreed that, by this Agreement, Executive and Enzon intend to settle any and all claims which Executive has or may have against Enzon or Enzon has against Executive arising out of or resulting from, among other things, Executive's employment at Enzon and his resignation from such employment. Accordingly, in exchange for the benefits provided to Executive by this Agreement, Executive, for himself, his heirs, successors and assigns, and Enzon hereby voluntarily discharge and release each other and their respective affiliates, parent and subsidiary companies, and their respective officers, directors, employees, agents, representatives, successors and assigns of the respective parties (the "Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Executive or Enzon ever had, now has or hereafter may have against each other or any of the Releasees by reason of any matter whatsoever arising out of or resulting from Executive's employment at Enzon and/or his separation from such employment. The release of claims specifically includes, but is not limited to, claims arising under or based upon, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the Fair Labor Standards Act, the New Jersey Wage and Hour Act, and/or any other state, federal, or municipal employment discrimination statutes (including without limitation claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, family or marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including without limitation claims related to breach of implied or express employment contracts, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, including claims for attorneys' fees, arising out of or related to Executive's employment at Enzon and/or his resignation from such employment and/or any other occurrence from the beginning of time to the date of this Agreement.

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                  (b) Notwithstanding the above, Enzon recognizes that Executive does not release Enzon or its respective releasees from any: (i) claim for indemnification which Executive has against Enzon and its releasees arising out of claims by third parties for actions or omissions of Executive arising out of his duties for Enzon; or (ii) claims against Enzon by releasees who have not signed this Agreement and bring claims against Executive. In connection with
(b)(i)and b (ii) above, Enzon recognizes Executive's continuing right to coverage under any errors or omissions or insurance coverage, and, indemnification against such third party claims and expenses (including legal fees and court costs) to the fullest extent permitted by law for claims made against him, including those covered by the certificate or incorporation, by-laws, resolutions, or otherwise required by law, such indemnification to include the cost and expense of defending any such claim in any forum including the costs of enforcing the indemnity hereunder, including reasonable attorneys fees.

                  8. Each party agrees to reasonably cooperate with the other with respect to transition matters. With respect to Executive, this will include but not be limited to: (a) responding to reasonable telephonic inquiries from Enzon management concerning the transition of matters that Executive worked on during his employ and (b) promptly notifying within a reasonable time Gary Arlen Smith, Vice President and General Counsel, or his successor or designee, if Executive receives any legal notices, subpoenas or requests for information from any person or entity, other than a representative of Enzon, concerning matters which arose during the period of his employment with Enzon.

                  9. (a) Enzon shall issue a press release announcing the resignation hereunder, which press release shall be mutually agreed upon by the parties. In the event that inquiries are made of Enzon or its agents or representatives concerning Executive's employment with Enzon, Enzon will direct all such inquiries to Human Resources and advise only that the Executive voluntarily left employment in good standing and the position which he held with Enzon and Executive will make a similar statement concerning the reasons for termination. Notwithstanding the foregoing, Enzon's authorized spokespersons for disclosure purposes shall be permitted to respond in a limited fashion to questions proffered by investors or securities analysts regarding the resignation hereunder; provided, however, that neither party shall be permitted to make any disparaging, untrue or defamatory communication about the other.

                            (b) Executive shall not notify any party with whom Enzon has entered into any research or development or licensing agreement about his resignation hereunder until Enzon has discussed such resignation with such party. Enzon shall exercise commercially reasonable efforts to have engaged in such discussions with all such entities no later than three business days after the issuance of the press release referred to in Section 9(a).

                  10. Both parties agree that they will keep the specific terms of this Agreement strictly confidential with the sole exceptions of Executive's spouse, either party's attorney(s) or tax advisor(s), Enzon's independent auditors (all of whom agree to keep the terms confidential), or as may be required by law, including disclosure requirements under applicable securities laws and other laws , including tax laws, or as necessary in any legal proceeding to enforce or prosecute a party's rights.

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                  11. Executive agrees that, no later than January 15, 2005, he shall deliver to Enzon all books, records, notes, documents and other written or computer generated materials of any nature whatsoever relating to Enzon's business and any other Enzon property in his possession or within his control (e.g., credit cards, equipment, office keys). Executive agrees that he shall not keep in his possession or control any of Enzon's property of any kind.

                  12. Both parties acknowledge and represent that they fully understand this Agreement, that they have had adequate and reasonable opportunity to review the Agreement, that they were advised to consult with, and have, in fact, consulted with, independent counsel of their choice before signing it, and that they are signing it voluntarily.

                  13. Executive acknowledges that the terms of this Agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement.

                  14. Executive further acknowledges and agrees that he may cancel or revoke this Agreement within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Paul S. Davit at Enzon. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Paul S. Davit, Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, New Jersey 08807; and (c) sent by certified mail, return receipt requested. Executive acknowledges and agrees that if he exercises his right of cancellation or revocation, Enzon shall be relieved of all obligations undertaken in this Agreement.

                  15. The terms and conditions of this Agreement may not be altered, amended or modified except by a writing duly executed by both Executive and Enzon.

                  16. Except as otherwise stated herein, this Agreement contains the entire understanding between Executive and Enzon with respect to the termination of Executive's employment at Enzon. There are no covenants, representations or undertakings with respect to such termination other than those expressly set forth or referenced in this Agreement.

                  17. If any portion of this Agreement is found by a court of competent jurisdiction to be void and unenforceable, such portions shall be deemed to be severable from the Agreement and shall have no effect on the remaining sections of this Agreement.

                  18. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its choice of law or conflicts of law rules. In the event of any proceedings arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs.

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                  19. This Agreement has been reviewed and negotiated by both
Executive and Enzon, and no provision of this Agreement shall be construed against either party on the ground that such party was the drafter of that provision or the Agreement.

                  20. This Agreement shall be binding upon Executive and Enzon upon its execution by them and shall inure to the benefit of their respective heirs, successors and permitted assigns.

                  IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and General Release or caused it to be executed by duly authorized representatives as of the dates set forth below.

ENZON PHARMACEUTICALS, INC.



By:   Chief Scientific Officer         /s/ Ulrich M. Grau
     -----------------------------     -----------------------------------------
        Name:                                   Ulrich M. Grau, Ph.D.
        Title:

Date:_____________________________     Date:___________________________



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